Exhibit 5.1
November 14, 2007
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, California 91360
Ladies and Gentlemen:
     I am Vice President, Associate General Counsel and Assistant Secretary to Teledyne Technologies Incorporated (the “Company”) and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of an additional 180,371 shares of the Company’s common stock, par value $.01 per share (the “Shares”), which are to be issued from time to time to certain employees of the Company and its affiliates and certain non-employees who render significant services to the Company and its affiliates in connection with the Teledyne Technologies Incorporated 1999 Incentive Plan, as amended to date (the “Plan”).
     I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.
     Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan and when the Company receives consideration therefor in accordance with the terms of the Plans, will be legally and validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Very truly yours,

/s/ Melanie S. Cibik

Melanie S. Cibik,
Vice President, Associate General Counsel and
Assistant Secretary